Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
(Supplementing Preliminary Prospectus, dated September 21, 2007)
Registration Statement No.: 333-146219

October 1, 2007 Contact: Stephen C. Hathaway Chief Financial Officer 608.824.2838 shathaway@tomotherapy.com
For Immediate Release
TomoTherapy to Announce Third Quarter Results on Tuesday, October 30, 2007; Provides Preliminary Estimates of 2007 Third Quarter Revenue and Backlog
MADISON, Wis. — October 1, 2007 — TomoTherapy Incorporated (NASDAQ: TTPY) today announced that it will release its 2007 third quarter results on Tuesday, October 30, 2007, at 3:00 p.m. CDT.
TomoTherapy will hold an investment community conference call on Tuesday, October 30, 2007, beginning at 4:00 p.m. CDT. Dr. Fred Robertson, CEO, and Steve Hathaway, CFO, will review third quarter performance and discuss the company’s strategies. To join the conference call, dial 1-800-322-2803 (international 1-617-614-4925) and enter passcode 89316029. A replay of the conference call will be available one hour after the call ends through 11:59 p.m. CDT on Thursday, November 1, 2007. To access the replay, dial 1-888-286-8010 (international 1-617-801-6888) and enter passcode 38191486.
For individual investors, a live Webcast of the conference call will be available at www.tomotherapy.com under the “Investor Relations” tab. Institutional investors can access the Webcast through a password-protected site at www.streetevents.com. An archived Webcast of TomoTherapy’s conference call will be available for two weeks.
In addition, TomoTherapy filed today Amendment No. 1 to its Registration Statement on Form S-1 to update certain disclosures. The Amendment includes the following preliminary revenue estimates for the quarter ended September 30, 2007, as well as preliminary backlog estimates as of the same date:
Although TomoTherapy’s financial statements for the quarter ended September 30, 2007 are not yet complete, the following reflects TomoTherapy’s estimates of those results, based upon currently available information. TomoTherapy estimates that revenue was between $58 million and $60 million for the three months ended September 30, 2007, compared to revenue of $37.2 million for the three months ended September 30, 2006 and $43.7 million for the three months ended June 30, 2007. As of September 30, 2007, TomoTherapy had a worldwide installed base of over 150 units and estimates that its backlog was at least $225 million.
The foregoing financial information is not a comprehensive statement of TomoTherapy’s financial results for the quarter ended September 30, 2007. It should therefore be considered with TomoTherapy’s full results of operations when published. The foregoing information has not been reviewed or audited by TomoTherapy’s independent registered public accounting firm and is subject to adjustment based upon, among other things, the finalization of its quarter-end closing and reporting process. The estimates for any interim period are not necessarily indicative of TomoTherapy’s operating results for a full year or any future period, and are qualified in their entirety by, and should be read in conjunction with, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and TomoTherapy’s consolidated financial statements contained in the Registration Statement described below.
TomoTherapy has filed a Registration Statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that Registration Statement and other documents TomoTherapy has filed with the SEC for more complete information about TomoTherapy and this offering. You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. To review a filed copy of TomoTherapy’s current Registration Statement containing the most recent preliminary prospectus, click the following link: http://www.sec.gov/Archives/edgar/data/1317872/000095013707014905/c18667a1sv1za.htm. Alternatively, TomoTherapy, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch & Co. at
866-500-5408.
About TomoTherapy Incorporated
TomoTherapy Incorporated has developed, manufactures and sells the TomoTherapy® Hi ·Art® treatment system, an advanced radiation therapy system for the treatment of a wide variety of cancers. The Hi ·Art treatment system combines integrated CT imaging with radiation therapy to deliver radiation treatments with speed and precision while reducing radiation exposure to surrounding healthy tissue. TomoTherapy completed its initial public offering in May 2007 and its stock is traded on the NASDAQ Global Market under the symbol TTPY.
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